“Exhibit 99.1”

99¢ ONLY STORES® REPORTS A 6.7% SAME-STORE SALES INCREASE ON
TOTAL SALES OF $363.0 MILLION FOR THE SECOND QUARTER OF FISCAL 2012

COMMERCE, California – October 13, 2011 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $363.0 million for the second quarter of fiscal 2012 ended October 1, 2011.  This represents an increase of 8.8% over total sales of $333.6 million for the same quarter last year.  The Company’s total retail sales for the second quarter of fiscal 2012 were $352.2 million, compared to $323.2 million for the same quarter last year.

The Company's overall same-store sales for the second quarter of fiscal 2012 increased 6.7%.  The number of same-store-sales transactions increased 4.7% and the average transaction size increased to $9.62 from $9.44.

Eric Schiffer, CEO, commented, “We are pleased to report that we achieved 6.7% same-store sales growth in the second quarter, which was above our expected range of low single digit comparable sales.  We believe these results underscore the strength of our business model. We have now raised our comparable sales expectations for the full year to mid-single digits.”

For the first half of fiscal 2012, total sales were $731.4 million, up 7.6%, versus $680.0 million in the first half of the prior fiscal year.  The Company’s overall retail sales in the first half of fiscal 2012 were $709.8 million, up 7.6% compared to $659.8 million in the first half of the prior fiscal year.  Same-store sales for the first half of fiscal 2012 increased 6.3% compared to the same period in the prior fiscal year.

During the second quarter of fiscal 2012, the Company opened two stores in Southern California and one in Nevada. The gross and saleable retail square footage at the end of the second quarter each increased 3% over last year to 6.11 million and 4.80 million, respectively, based on 288 stores.

The Company has already opened one store in the third quarter and plans to open two more stores in the third quarter and approximately nine stores in the fourth quarter of fiscal 2012. The majority of new stores are expected to be opened in California. As previously announced, the Company plans to accelerate its store growth rate to approximately 10% in fiscal 2013, with the majority of new stores expected to be in California.

For comparability purposes, the Company’s same-store-sales calculation for the second quarter of fiscal 2012 is based on a 13-week period starting on July 3, 2011 and ended on October 1, 2011 compared to a 13-week period for the second quarter of fiscal 2011 which started on July 4, 2010 and ended on October 2, 2010. For the first half of fiscal 2012, the same-store-sales calculation is based on a comparable 26-week period starting on April 3, 2011 and ended on October 1, 2011 compared to a 26-week period for the first half of fiscal 2011 which started on April 4, 2010 and ended on October 2, 2010.

The Company plans to release its financial results for the second quarter of fiscal 2012, after the market closes on Wednesday, November 9, 2011, followed by an investor conference call the same day at 1:30 p.m. Pacific time (4:30 p.m. Eastern time).

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 289 extreme value retail stores consisting of 214 stores in California, 35 in Texas, 27 in Arizona, and 13 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the results of operations for fiscal 2012, the business and growth strategies of the Company, planned new store openings, our future store opening growth rate and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Angela Thurstan, 323-881-1272.